SECOND AMENDMENT TO PARTICIPATION AGREEMENT

American Enterprise Life Insurance Company, Variable Insurance Products Fund and Fidelity Distributors Corporation hereby amend the Participation Agreement ("Agreement") dated September 1, 1999, as amended, as follows:

1. Section 12.2 is hereby deleted in its entirety and replaced with the following:

   "12.2. Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

   In addition, each Fund and the Underwriter shall not, directly or indirectly, disclose or use any nonpublic personal information regarding the consumers or customers of the Company (as defined in Rule 3(g) and 30(j), respectively, of Regulation S-P of the Securities and Exchange Commission) ("Confidential Information"), other than to carry out the functions contemplated by this Agreement. The foregoing obligation of confidentiality shall not extend to any portion of the Confidential Information that is, or becomes, generally available to the general public records: (a) federal, State or local governmental records,
(b) widely distributed media, or (c) disclosures to the general public that are required to be made by federal, State or local law."

   IN WITNESS WHEREOF, the parties have hereto affixed their respective authorized signatures, intending that this Amendment be effective as of the 29th day of June, 2001.


AMERICAN ENTERPRISE LIFE INSURANCE COMPANY

By: /s/ Gumer C. Alvero
    ---------------------
        Gumer C. Alvero
        Chairman and Executive Vice President


VARIABLE INSURANCE PRODUCTS FUND

By: /s/ Robert Dwight
    -------------------
        Robert Dwight
        Treasurer


FIDELITY DISTRIBUTORS CORPORATION

By: /s/ Mike Kellogg
    ----------------
        Mike Kellogg
        Executive Vice President